EXHIBIT 10.55

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL RELEASE
This Settlement Agreement (hereinafter “Agreement”) is made and entered into as of this 5th day of November, 2015, by and between Tech Investments, LLC, Tech Investments II, LLC, (collectively "Tech Investments" or "Plaintiffs"), Charles M. Newell, in his individual capacity ("Newell"), Charles M. Newell, in his capacity as Sellers’ Representative, as that term is defined in the “Membership Interest Purchase Agreement Among LMI Aerospace, Inc., Valent Aerostructures, LLC (“Valent”) and its Members dated December 5, 2012” (the “Purchase Agreement”1), Henry H. Newell, in his individual capacity ("Henry H. Newell"), and LMI Aerospace, Inc. (hereinafter "LMI" or "Defendants") (all collectively the "Parties"), all of whom contract and agree as follows.
RECITALS
WHEREAS, the former members of Valent (all of whom are collectively referred to as “Sellers”), including Tech Investments, entered into the Purchase Agreement with LMI for the sale and purchase of all membership interests in Valent; and
WHEREAS, LMI, Tech Investments and Newell have a dispute now pending in St. Louis County, in the Twenty-First Judicial Circuit of the State of Missouri, styled Tech Investments, LLC, et al. v. LMI Aerospace, Inc. v. Newell, et al. Case No. 14SL-CC04205 (hereinafter referred to as the “Action”); and
WHEREAS, each of Henry H. Newell and Newell (both members of Tech Investments) have previously entered into a Noncompetition and Nonsolicitation Agreement with LMI (signed in conjunction with the Purchase Agreement) (collectively "Other Agreements"); and
WHEREAS, funds are currently being held pursuant to an Escrow Agreement (entered into in conjunction with the Purchase Agreement on or about December 28, 2012), and as amended on or about October 31, 2013 in an “Amendment to Escrow Agreement” (the Escrow Agreement and the “Amendment to Escrow Agreement” are collectively referred to as the “Escrow Agreement”); and

1 Unless otherwise specified, capitalized terms shall have the same meaning as set forth in the Purchase Agreement.

WHEREAS, 783,798 shares of LMI stock are being held under the Indemnification Lock Up Agreement(s) entered into in conjunction with the Purchase Agreement (collectively "Lock-Up Agreements"); and
WHEREAS, the Action relates to disputes arising from the Purchase Agreement, the Other Agreements, the Escrow Agreement, the Lock-Up Agreements, and certain claims related to an associated manufacturing facility located in Cuba, Missouri; and
WHEREAS, the Parties, as a result of mediation, have fully settled and compromised all disputes between the Parties; and
WHEREAS, in order to facilitate complete resolution of all claims relating to or arising out of the Purchase Agreement, the Other Agreements, the Escrow Agreement, and the Lock-Up Agreements, including claims by and against Ozark Mountain Technologies, Inc. ("OMT, Inc") (which formerly owned certain assets of the Acquired Companies) and its shareholders, the Parties desire to assign and waive certain obligations and claims as provided herein; and
WHEREAS, the Parties desire to reduce their mediated settlement and agreement to writing;
NOW THEREFORE, in consideration of the mutual covenants, agreements and releases herein contained and for other valuable consideration, receipt and adequacy of which is hereby acknowledged, the Parties do hereby agree as follows:
1.Recitals. The above recitals are material terms of this Agreement, and are herewith incorporated in this Agreement and made a part hereof.
2.Representations and Warranties of LMI. LMI represents and warrants to Sellers that, except as specifically alleged by LMI in the Action, 1) neither LMI nor any Acquired Company have received any Order, notice or other communication (either written or oral) relating to any violation of or failure to comply with any Environmental Law or any Environmental Liability (that would be indemnifiable under Section 11 of the Purchase Agreement) relating to any of the Facilities; and 2) there are no pending or, to the knowledge of LMI or the Acquired Companies (to LMI’s knowledge), threatened claims (that would be indemnifiable under Section 11 of the Purchase Agreement) resulting from a violation of any Environmental Laws or Occupational Safety and Health Laws, with respect to or affecting any of the Facilities.
3.Distribution of Escrow Funds. The Parties shall, within five (5) business days of the date hereof, instruct the Escrow Agent to distribute all of the funds held by the Escrow Agent pursuant to the Escrow Agreement in accordance with the Joint Written Instructions, in the form attached hereto as Exhibit A. Such Joint Written Instructions provide for a distribution of $3,109,000 by the Escrow Agent to LMI and a distribution of the remainder of the funds held by the Escrow Agent as directed by the Sellers’ Representative to Tech Investments and the other Sellers, provided however that if, within those five (5) business days, the Lease has not been assigned as set forth in Section 8 below (or the Parties have not otherwise mutually agreed to arrange for the transfer of occupancy of the Leased Premises), then $319,364.92 of this amount will remain in escrow until such time as the Lease is assigned (or the Parties have otherwise mutually agreed to arrange for the transfer of occupancy of the Leased Premises).
4.Termination of Lock-Up Agreements. Except to the extent that such shares are needed to provide security pursuant to Sections 5(a) and 5(b) of this Agreement, (a) the Lock-Up Agreements shall terminate and be of no further force or effect as of the date hereof, and the shares of LMI stock issued to the Sellers in connection with the transactions contemplated by the Purchase Agreement shall cease to be restricted thereunder, and (b) LMI hereby releases any claim it has or has asserted in or to such shares under or pursuant to such Lock-Up Agreements or the Purchase Agreement. LMI acknowledges and agrees that no shares have been redeemed by LMI under or pursuant to any of the Lock-Up Agreements or the Purchase Agreement.
5.Tech Investments’ Assumption of Payment Obligations under the Minority Interest Purchase Agreement. Tech Investments hereby assumes all of LMI’s payment obligations to OMT, Inc. and/or the OMT, Inc. shareholder under Section 4.2 of the Minority Interest Purchase Agreement and Release dated December 4, 2012 (the “Minority Interest Purchase Agreement”) in the remaining amount of $1,166,666.45. Tech Investments does not assume any other obligation or liability under the Minority Interest Purchase Agreement.

a.
Tech Investments will, within ten (10) business days of the execution of this Agreement, either: (i) obtain a release from the parties to the Minority Interest Purchase Agreement releasing LMI from all payment obligations under the Minority Interest Purchase Agreement (in a form of release reasonably acceptable to LMI); or (ii) LMI may restrict a sufficient number of shares pursuant to terms similar in form to the Lock-Up Agreements to provide security for its obligation to indemnify and hold harmless LMI from the payment obligations under the Minority Interest Purchase Agreement, as set forth in Section 5(b) of this Agreement.

b.
In the event that Tech Investments is unable to obtain a release from the parties to the Minority Interest Purchase Agreement releasing and holding harmless LMI from all payment obligations under the Minority Interest Purchase Agreement, then Tech Investments agrees to indemnify and hold harmless LMI, and shall pay to LMI the amount of, or reimburse LMI for, any loss that LMI may suffer, sustain, or become subject to, as a result of, in connection with, or relating to the payment obligations under the Minority Interest Purchase Agreement.

6.LMI’s Waivers Related to the Parties to the Minority Interest Purchase Agreement. Upon the receipt of a release from the parties to the Minority Interest Purchase Agreement releasing LMI from all payment obligations under the Minority Interest Purchase Agreement, LMI will waive and release any and all claims existing prior to the date of this Agreement under the Minority Interest Purchase Agreement against the parties to the Minority Interest Purchase Agreement.
7.LMI’s Environmental Claims. LMI hereby assigns to Tech Investments its currently asserted claims for indemnification (related to certain environmental and equipment claims) against OMT, Inc., and/or the shareholders of OMT, Inc. as set forth in more detail in letters from LMI to Smotherman dated February 10, 2014, April 14, 2014, and June 13, 2014. LMI shall provide reasonable cooperation (including providing information which is in LMI’s possession) to assist Tech Investments in its pursuit of any such claims. Tech Investments agrees to reimburse LMI for LMI’s reasonable costs and expenses incurred in providing such information and documents. LMI retains any other claims it may have against OMT, Inc. and/or the shareholders of OMT, Inc.
8.The Leased Premises. LMI shall provide LMI's currently leased office space located at One Kansas City Place, 1200 Main Street, Suite 4000, Kansas City, Missouri (the "Leased Premises"), subject to the following provisions in this Section 8, to Tech Investments or such entity as may be designated by Tech Investments. Specifically, subject to approval by the landlord of the Leased Premises (“Landlord”), LMI shall cause its subsidiary, Valent, to assign all of its right, title and interest in and to the existing lease (the “Lease”) for the Leased Premises to Tech Investments, and Tech Investments shall assume all of the interests and liabilities of Valent under the Lease arising after November 15, 2015 (and agrees to observe, perform, fulfill and be bound by all terms, covenants, liabilities, conditions and obligations of Valent under the Lease that arise after November 15, 2015), except that LMI shall timely make all payments for Rent and Direct Expenses (as those terms are defined in the Lease) as required under the Lease, for the remaining Lease term of 19 months, in the approximate total amount of $319,364.92, directly to the Landlord, and LMI shall execute a guaranty in the form of Exhibit B attached hereto or such other form as may be reasonably required by Landlord. LMI and its subsidiaries shall vacate all personnel from the Leased Premises by no later than November 15, 2015. Tech Investments will take possession and ownership, at no cost to Tech Investments, of the following furniture and fixtures: the furniture identified in Exhibit C attached hereto (except that LMI will keep 10 of the “36 Miscellaneous Office Chairs”, and excluding the information technology or communications equipment or assets as described later in this section), plants, artwork, and IT racks and wiring (all pursuant to a bill of sale that LMI will provide on or before November 15, 2015), as well as passcodes and access cards relating to physical access to the Leased Premises, but excluding any information technology or communications equipment or assets, including but not limited to phones, computers, servers, printers/copiers, televisions, or networking equipment.
9.LMI’s Reservation of Claims. Subject to the representations and warranties set forth in this Agreement, other than the claims asserted in the Action, LMI reserves any claim it may have against Tech Investments for breach of the representations and warranties set forth in Section 3.19 of the Purchase Agreement based on a condition or violation existing or occurring either before or at the time of execution of the Purchase Agreement. All other claims under the Purchase Agreement are hereby waived and released. LMI may not make a claim for breach of representations or warranty under Section 3.19 of the Purchase Agreement unless the amount of such claim(s) equals or exceeds $1.5 million in the aggregate (and for purposes of clarity, any such claim under Section 3.19 of the Purchase Agreement is not released under Section 12 below). If LMI or any representative thereof intends to initiate any communication with any governmental agency relating to any such potential claim, LMI shall provide prior written notice to Tech Investments no less than ten (10) business days in advance of such communication, unless otherwise compelled by law. Any breach by LMI to provide the required prior written notice shall only bar any associated indemnification right against Tech Investments if such breach materially or adversely prejudices Tech Investments. Any breach by LMI of any representation or warranty contained in Section 2 of this Agreement shall bar any right by LMI to assert any claims against Tech Investments, Newell, or any Sellers under the Purchase Agreement only to the extent such breach relates in whole or in part to such claim.
10.Insurance Claims. LMI hereby assigns to Tech Investments, on an as-is basis (and only to the extent permissible by the terms of such insurance policy), any insurance claim, cause of action, or right to reimbursement it may have under Valent Environmental Policy #177880160 (“Policy”) for any loss arising from a claim for environmental liability resulting from the occurrences and/or conditions set forth in LMI's letters to Charles Newell dated November 27, 2013, April 21, 2014 and June 12, 2014 (individually and collectively referred to herein as “Right to Proceeds”). Tech Investments shall have the option to pursue such Rights to Proceeds, which it shall exercise or not in its sole discretion, but any pursuit of such Rights to Proceeds shall be at Tech Investments’ expense. In the event, and only in the event, the Insurer or its agents or attorneys allege that this assignment is void or otherwise invalid or that such Rights to Proceeds are not assignable, counsel for Tech Investments is hereby authorized to act in the name of LMI for the sole purpose of, and only to the extent necessary to, pursue such Rights to Proceeds (the “Authority”). LMI shall provide all reasonable assistance to Tech Investments in pursuing such Rights to Proceeds, including without limitation all correspondence and information exchanged between LMI and the insurer(s). Notwithstanding such assignment of claims and conditional authorization to act in the name of LMI respecting the Rights to Proceeds, aside from exercising the Authority, Tech Investments shall not bind LMI with respect to any matter relating to such assignment or authorization or otherwise involving any other rights under the Policy other than the Right to Proceeds without the consent of LMI, which consent shall not be unreasonably withheld. Tech Investments agrees to reimburse LMI for its reasonable costs and expenses incurred after the date of this agreement in providing such assistance. LMI makes no representations, and provides no guarantee, regarding the assignability of rights under the Policy or the existence of any insurance coverage with respect to any claims. Nothing herein shall be construed as a waiver of any privilege existing between LMI and its broker, Lockton Companies (“Lockton” ) or to otherwise require disclosure of LMI’s communications with Lockton, or the assistance of Lockton, in pursuing any claims. Furthermore, nothing herein shall be construed as a waiver by LMI, and LMI does not waive, the attorney-client privilege with respect to communications and advice rendered to LMI by any of LMI’s attorneys (including but not limited to the Polsinelli firm and the Husch Blackwell firm) with respect to this Agreement, the Purchase Agreement, the Action (and any matter alleged in, or otherwise relating to, the Action), the Policy or any other matter. Further, Tech Investments agrees to indemnify LMI, its officers, directors, agents and employees, from and against any loss, liability, costs (including attorney’s fees) arising out of any assignment or pursuit of any Rights to Proceeds and/or authorization to act in the name of LMI.

11.Confidentiality. The Parties and their respective counsel shall keep confidential and not disclose, publicize, or cause to be publicized, to any person or entity, any of the offers, counteroffers or negotiations regarding this settlement or any of the final terms of this Agreement, except that the Parties and their counsel may disclose the terms of this Agreement: (a) in the case of a court order, subpoena or other judicial or administrative process, in which event the disclosing Party shall (unless precluded by law from doing so) give the non-disclosing Party ten (10) days’ notice before making such disclosure; (b) to either Party’s officers, directors, agents, actual and prospective successors and assigns, advisors, consultants, accountants, banks or other financing or lending sources, insurers, auditors, tax and financial advisors, or lawyers (in which case the persons to whom the information is disclosed shall be informed that such information is confidential and shall not be disclosed by such persons to anyone else, except as may otherwise be expressly permitted under this paragraph); (c) if such disclosure is determined by LMI in good faith to be required by applicable law, including in connection with securities law compliance or the rules or regulations of the Securities and Exchange Commission or NASDAQ; (d) if disclosure is incident to enforcing the terms of this Agreement; (e) in connection with the enforcement of this Agreement or in any action between the Parties; and (f) with the specific written consent of the other Parties, which shall not be unreasonably withheld. The occurrence of any disclosure authorized by this paragraph shall not constitute a waiver by the non-disclosing Party of the confidentiality provided for in this paragraph. The Parties further agree that they may advise anyone that an amicable settlement has been reached and a confidential settlement agreement has been entered into, and such disclosure shall not be deemed a violation of this Section 11.
12.Mutual Release. (a) As further consideration for the terms and conditions of this Agreement, Newell, Sellers, Sellers’ Representative, Henry H. Newell and Tech Investments, on behalf of themselves and their subsidiaries, affiliated or otherwise related corporations or other business entities and each of their past, present and future directors, members, officers, shareholders, employees, agents, attorneys, guarantors, heirs, personal representatives, successors and assigns (collectively the “Section 12

(a) Releasors”), jointly and individually, hereby agree to remise, release, acquit and forever discharge LMI and its subsidiaries, affiliated or otherwise related corporations or other business entities and each of their past, present and future directors, members, officers, shareholders, employees, agents, attorneys, guarantors, heirs, personal representatives, successors and assigns (collectively "Section 12(a) Releasees") from any and all matters, claims, charges, controversies, rights, demands, suits, judgments, actions, debts, damages, costs, obligations, liabilities, contracts, agreements and causes of action of any and every kind, nature and character, in law or equity, asserted or unasserted, foreseen or unforeseen, known or unknown, disclosed or undisclosed, accrued or unaccrued, pending or not pending, liquidated or unliquidated, suspected or unsuspected, including any and all claimed or unclaimed compensatory damages, consequential damages, incidental damages, punitive and exemplary damages, interest, costs, expenses and fees (including attorney’s fees) running in favor of the Section 12(a) Releasors (or any of them) and against the Section 12(a) Releasees, which arose or could have arisen between the Section 12(a) Releasors and the Section 12(a) Releasees up to the date of the Agreement, including without limitation those based on, arising from, or relating to the Purchase Agreement, the Other Agreements, the Escrow Agreement, the Lock-Up Agreements or the Action (including all facts, circumstances, conduct, events, transactions, occurrences, agreements or certificates associated with any part of the Purchase Agreement, the Other Agreements, the Escrow Agreement, the Lock-Up Agreements or the Action), provided however that nothing in this Section shall affect, alter, modify or release the Section 12(a) Releasees from: (i) any duty or obligation imposed under this Agreement; or (ii) any claim that Tech Investments or any Sellers may have in their respective capacities as LMI shareholders arising after the date of this Agreement.
(b) As further consideration for the terms and conditions of this Agreement, and except as expressly provided in Section 9 of this Agreement, LMI, on behalf of itself, as well as its subsidiaries, affiliated or otherwise related corporations or other business entities and each of their past, present and future directors, members, officers, shareholders, employees, agents, attorneys, guarantors, heirs, personal representatives, successors and assigns (collectively the “Section 12(b) Releasors”) jointly and individually, hereby agree to remise, release, acquit and forever discharge Newell, Sellers, Sellers’ Representative, Henry H. Newell and Tech Investments subsidiaries and their affiliated or otherwise related corporations or other business entities and each of their past, present and future directors, members, officers, shareholders, employees, agents, attorneys, guarantors, heirs, personal representatives, successors and assigns (collectively "Section 12(b) Releasees") from any and all matters, claims, charges, controversies, rights, demands, suits, judgments, actions, debts, damages, costs, obligations, liabilities, contracts, agreements and causes of action of any and every kind, nature and character, in law or equity, asserted or unasserted, foreseen or unforeseen, known or unknown, disclosed or undisclosed, accrued or unaccrued, pending or not pending, liquidated or unliquidated, suspected or unsuspected, including any and all claimed or unclaimed compensatory damages, consequential damages, incidental damages, punitive and exemplary damages, interest, costs, expenses and fees (including attorney’s fees) running in favor of the Section 12(b) Releasors (or any of them) and against the Section 12(b) Releasees, which arose or could have arisen between the Section 12(b) Releasors and the Section 12(b) Releasees up to the date of the Agreement, including without limitation those based on, arising from, or relating to the Purchase Agreement, the Other Agreements, the Escrow Agreement, the Lock-Up Agreements or the Action (including all facts, circumstances, conduct, events, transactions, occurrences, agreements or certificates associated with any part of the Purchase Agreement, the Other Agreements, the Escrow Agreement, the Lock-Up Agreements or the Action), provided however that nothing in this Section shall affect, alter, modify or release the Section 12(b) Releasees from any duty or obligation imposed under this Agreement.
13.Warranty of Non-Assignment of Claims. The Paragraph 12(a) Releasors represents and warrant that they have not assigned to any person or entity any claim or cause of action against the Paragraph 12(a) Releasees. The Paragraph 12(b) Releasors represents and warrant that they have not assigned to any person or entity any claim or cause of action against the Paragraph 12(b) Releasees.

14.Dismissal. The Parties mutually agree that within three (3) days from the execution of this Agreement, the Action shall be dismissed with prejudice by the filing of a Stipulation for Dismissal in the form of Exhibit D attached hereto.
15.Further Assurances. Each Party agrees to execute such other documents and writings that may be necessary to carry out the terms of this Agreement and to achieve its purposes and objectives.
16.Attorneys’ Fees and Costs. Each Party is to bear its own attorneys’ fees and costs with respect to the Action described and the preparation of this Agreement; provided, however, that in the event of legal action to enforce this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees. The “prevailing party” means the party determined by a court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.
17.No Admission of Liability. The Parties each understand and agree that the execution of the Agreement does not constitute any admission or concession of liability by any of the Parties on account of any matter related to the subject of the Agreement, liability for which is expressly denied by each of Parties.
18.Binding Agreement. Tech Investments represents and warrants that the execution and delivery of this Agreement has been duly authorized by all necessary corporate action and that the execution and delivery of this Agreement constitutes a legal, valid and binding obligation of Tech Investments. LMI represents and warrants that the execution and delivery of this Agreement has been duly authorized by all necessary corporate action and that the execution and delivery of this Agreement constitutes a legal, valid and binding obligation of LMI. Newell represents and warrants that he has the legal capacity to execute and deliver this Agreement and that execution and delivery of this Agreement constitutes a legal, valid and binding obligation of Newell. Sellers’ Representative represents and warrants that the execution and delivery of this Agreement has been duly authorized by all necessary corporate action and by the Sellers (and that no Sellers have purported to revoke the authority of the Sellers’

Representative) and that the execution and delivery of this Agreement constitutes a legal, valid and binding obligation of Sellers. Henry H. Newell represents and warrants that he has the legal capacity to execute and deliver this Agreement and that execution and delivery of this Agreement constitutes a legal, valid and binding obligation of Henry H. Newell.
19.Parties Affected. This Agreement shall inure for the benefit of any successor entities of the Parties, and the obligations of the Parties herein shall survive any sale of business, merger or other change in the parties’ corporate identities. The terms of this Agreement shall be binding upon any and all of the Parties’ respective successors or assigns in interest, and any and all persons, firms or corporations claiming by or through them.
20.No Reliance. The Parties warrant that in agreeing to the terms of this Agreement, they did not rely in any way upon representations or statements regarding the subject matter of this Agreement other than those representations or statements contained herein.
21.Severability. The provisions of this Agreement are severable, and if any provision is declared invalid by a court having proper jurisdiction, the invalidity of any provision shall not invalidate any other provision. No delay on the part of the Parties in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Parties of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.
22.Entire Agreement. This Agreement sets forth the entire Agreement between Plaintiffs and Defendants and supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to the subject matter hereof. No other promises or agreements shall be binding upon the Parties with respect to the subject matter unless contained in this Agreement or separately agreed to in a writing executed by the Parties.
23.Headings. The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way alter, modify, or limit the scope of any section.

24.Controlling Law. This Agreement and any action regarding or relating to the enforcement of this Agreement shall be controlled by Missouri law.
25.Counterparts. This Agreement may be executed in duplicate counterparts and upon such execution shall be considered a single document as though each party had executed all copies. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.
26.Non-Disparagement. The Parties (and their respective officers, directors, employees, subsidiaries, affiliated or otherwise related corporations or other business entities) agree that they will not at any time after the date of this Agreement make any materially untrue statement about any of the other Parties (or the other Parties’ respective officers, directors, employees, subsidiaries, affiliated or otherwise related corporations or other business entities) or the business of the other Parties (or the other Parties’ respective subsidiaries, affiliated or otherwise related corporations or other business entities), the Purchase Agreement, or this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.
[End of text on this page; signatures begin on next page.]

Tech Investments, LLC

By: /s/ Charles M. Newell

Tech Investments II, LLC

By: /s/ Charles M. Newell

LMI Aerospace, Inc.

By: /s/ Renée Skonier

Charles Newell, individually

/s/ Charles M. Newell

Charles Newell, in his capacity as Sellers'
representative

/s/ Charles M. Newell

Henry H. Newell, individually

/s/ Henry H. Newell

APPROVED AS TO FORM:
POLSINELLI, PC

By: /s/ James Martin
James Martin
Attorneys for LMI Aerospace, Inc.

STINSON LEONARD STREET LLP

By: /s/ John R. Munich
John R. Munich
Attorneys for Tech Investments, LLC, Tech Investments II, LLC and Charles Newell